Exhibit 10(p)

     SCHERING-PLOUGH CORPORATION

     TRANSFORMATIONAL PERFORMANCE CONTINGENT SHARES PROGRAM

     Effective January 1, 2004

ARTICLE 1
PURPOSE

         The Board of Directors of Schering-Plough Corporation (the “Company”) has adopted the Schering-Plough Corporation Transformational Performance Contingent Shares Program (the “Program”), effective January 1, 2004, to promote an identity of interest between the Company and selected key senior officers and to encourage the officers to contribute toward the Company’s growth.

ARTICLE 2
DEFINITIONS

     2.1 “Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

     2.2 “Beneficiary” means the beneficiary designated by the Participant to receive any Share Units that are payable upon the death of the Participant.

     2.3 “Board” means the Board of Directors of the Company.

     2.4 “Change in Control” has the meaning set forth in the Company’s 2002 Stock Incentive Plan.

     2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     2.6 “Committee” means the Compensation Committee of the Board.

     2.7 “Company” means Schering-Plough Corporation and its successors by merger or otherwise.

     2.8 “Company Stock” means shares of Common Stock of the Company.

     2.9 “Disabled” or “Disability” means a mental or physical condition that qualifies a Participant for total and permanent disability benefits under a Company sponsored long-term disability plan.

     2.10 “Effective Date” means January 1, 2004.

     2.11 “Fair Market Value” means the closing price per share of the Company Stock on the New York Stock Exchange (the “NYSE”), or such other national securities exchange as may be designated by the Committee, on the applicable date, or, if there are no sales of Company Stock on the NYSE on such date, then the closing price per share of the Company Stock on the last previous day on which a sale on the NYSE is reported

     2.12 “Participant” means any key senior officer who is selected by the Committee to participate in the Program.

     2.13 “Peer Group” shall have the meaning described in Section 4.3.

     2.14 “Performance Goals” shall have the meaning set forth in Section 4.2.

     2.15 “Performance Period” shall have the meaning set forth in Section 4.2.

     2.16 “Program” means the Schering-Plough Corporation Transformational Performance Contingent Shares Program, as set forth herein and as it may be amended from time to time.

     2.17 “Savings Advantage Plan” means the Schering-Plough Corporation Savings Advantage Plan.

     2.18 “Share Unit” means a phantom share, which shall be equivalent to one share of Company Stock.

     2.19 “Target Award” means the target incentive award determined by the Committee for each Participant as described in Section 4.1.

     2.21 “Total Shareholder Return” means the price of the Company Stock at the end of the Performance Period plus dividends paid on Company Stock during the Performance Period, divided by the price of Company Stock at the beginning of the Performance Period. The price of Company Stock is determined by the average closing quotation price of the Company Stock on the New York Stock Exchange (NYSE) or such other national securities exchange as may be designated by the Committee, during the 30 days of quotation immediately prior to the applicable date.

ARTICLE 3
PARTICIPATION

         The Committee shall select the key senior officers who shall participate in the Program. The initial list of Program Participants is set forth on Exhibit A. Each Participant shall be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”).

ARTICLE 4
TARGET AWARDS; PERFORMANCE GOALS

     4.1 Target Awards. The Committee shall establish for each Participant a Target Award that will be payable if and to the extent that the Company attains the Performance Goals for the Performance Period or otherwise in connection with a Change in Control. Each Target Award shall be stated as a number of Share Units.

     4.2 Performance Goals. The Performance Goals shall be based on (i) the Company’s achievement of its targeted five-year compounded shareholder return for the Performance Period and (ii) the Company’s total shareholder return ranking as compared to its peer Group for the Performance Period, all as set forth on Exhibit B. The Performance Period is the five-year period beginning January 1, 2004 and ending December 31, 2008. The Committee may adjust the Performance Goals as it deems appropriate to take into account corporate transactions or other extraordinary events that occur during the Performance Period.

     4.3 Peer Group. The Peer Group consists of the following companies:

Abbott Laboratories
Bristol-Myers Squibb Company
Eli Lilly and Company
Johnson & Johnson
Merck & Company, Inc.
Pfizer, Inc.
Wyeth

The Committee may adjust the Peer Group from time to time as it deems appropriate, including by adding, deleting or replacing companies, to take into account mergers and other changes in the companies consisting of the Peer Group.

ARTICLE 5
VESTING OF SHARE UNITS

     5.1 Vesting. At the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and the percentage of the Target Awards that will vest according to the matrix described on

Exhibit B. The Target Award of each Participant who is then employed by the Company or an Affiliate shall vest according to the Company’s achievement of the Performance Goals. The Committee shall rely on the audited financial statements of the Company and its Affiliates to determine whether and to what extent the Performance Goals are met. On or around March 15, 2009, the Company shall credit the Fair Market Value of each Participant’s vested Share Units to the Participant’s account under the Savings Advantage Plan. Such credited amount shall be deemed to be invested in the Employer Stock Fund under the Savings Advantage Plan until the Participant receives a cash distribution of such amount from the Savings Advantage Plan. All amounts credited to a Participant’s account under the Savings Advantage Plan shall be administered according to the terms and conditions of the Savings Advantage Plan. All distributions from the Savings Advantage Plan shall be made exclusively in accordance with the terms and conditions of the Savings Advantage Plan.

     5.2 Employment. Except as provided in Sections 5.3, 5.4 or 5.5 below, a Participant must be employed by the Company or an Affiliate through December 31, 2008 in order to be eligible for vesting of Target Awards.

     5.3 Death or Disability. If a Participant dies or becomes Disabled during the Performance Period while the Participant is employed by the Company or an Affiliate, a pro rata portion of the Participant’s Target Award shall become vested. The pro rata portion shall be determined by multiplying the Target Award (at 100%) by a fraction, the numerator of which is the number of full months after January 1, 2004 during which the Participant was a Participant before his or her death or Disability and the denominator of which is 60. The remaining unvested Share Units relating to the Target Award shall be forfeited. The Company will credit the Fair Market Value of the vested Share Units to the Participant’s account under the Savings Advantage Plan as soon as administratively feasible. Such credited amount shall be deemed to be invested in the Employer Stock Fund under the Savings Advantage Plan until the Participant (or the Participant’s beneficiary) receives a cash distribution of such amount from the Savings Advantage Plan.

     1.1 Change in Control. If a Change in Control occurs during the Performance Period,

     5.4 Participants who are then employed by the Company or an Affiliate (as defined below) shall become vested in a pro-rated award calculated as of the date of the Change in Control based on period-to-date performance by the Company as of the date of the Change in Control. The Performance Period shall be considered to have ended on the day before the Change in Control. The Company will credit the Fair Market Value of the vested Share Units to the Participant’s account under the Savings Advantage Plan as of the date of the Change in Control. Such credited amount shall be deemed to be invested in the Employer Stock Fund under the Savings Advantage Plan until the Participant receives a cash distribution of such amount from the Savings Advantage Plan.

     5.5 Discretionary Acceleration. Notwithstanding the foregoing, except upon a Change in Control, the Committee shall have the right at any time to accelerate the vesting of Target Awards on a pro-rated basis and terminate the Performance Period early, as the Committee deems appropriate.

ARTICLE 6
DIVIDENDS

         If a dividend is paid with respect to shares of Company Stock, the amount of the dividend that would have been distributed with respect to the number of Share Units in the Participant’s Target Award (plus the number of nonvested Share Units previously converted into additional Share Units on behalf of the Participant as a result of previous dividends, if any), had each such Unit been a share of Company Stock, shall be converted into additional Share Units (or a percentage thereof) based on the Fair Market Value of the Company Stock on the date the dividend is paid. At such time(s) when the Participant becomes vested in any Share Units pursuant to Section 5, the Participant shall also become vested in an additional number of Share Units calculated by multiplying the total number of Share Units computed pursuant to the preceding sentence by a fraction the numerator of which is the number of Share Units becoming vested and the denominator of which is the total number of Share Units in the Participant’s Target Award (plus the number of nonvested Share Units previously converted into additional Share Units on behalf of the Participant as a result of previous dividends, if any). The additional vested Share Units shall be credited to the Participant’s account under the Savings Advantage Plan as soon as administratively feasible. Any Share Units attributable to dividends that have not become vested shall be forfeited in the same proportion and at the same time as other nonvested Share Units in the Participant’s Target Award are forfeited.

ARTICLE 7
FUNDING AND SHARES

     7.1 Unfunded Status of Program. The Program is intended to constitute an unfunded plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general unsecured creditor of the Company. No Participant or other person shall under any circumstance acquire any property interest in any specific assets of the Company.

     7.2 Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the number of phantom shares covered by outstanding Share Units and Target Awards and the kind of phantom shares covered by Share Units and Target Awards may be appropriately adjusted or substituted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock. Any adjustments determined by the Committee shall be final, binding and conclusive.

ARTICLE 8
ADMINISTRATION OF THE PLAN AND DISCRETION

     8.1 Committee Powers. The Committee shall have full power and authority to interpret the Program, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Program and to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Program. All action taken by the Committee arising out of, or in connection with, the administration of the Program or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Committee, all employees, all Beneficiaries and all other persons and entities having an interest therein.

     8.2 Discretion. Decisions, actions or interpretations to be made under the Program by the Committee shall be made in its sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Program. Nothing contained in this Program and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or the Committee and any Participant or any other person. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE 9
MISCELLANEOUS

     9.1 Amendment and Termination. The Program may be amended, suspended, or terminated at any time by the Board or its delegate; provided, however, that no such amendment, suspension, or termination shall adversely affect the rights of any Participant with respect to Share Units that have vested as of the effective date of such amendment, suspension, or termination.

     9.2 Claims Procedure.

            (a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Program (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim, within sixty days after the Claimant’s benefit is denied.

            (b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reason or reasons for such denial;

(ii) The specific reference to pertinent provisions of this Program on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.

            (c) Request for Review. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board review the determination of the Committee. The Claimant or his duly authorized representative may review the pertinent documents and submit issues and comment in writing for consideration by the Board. If the Claimant does not request a review of the initial determination within such sixty-day period, the Claimant shall be barred and estopped from challenging the determination.

            (d) Review of Decision. Within sixty days after the Board’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Board will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision arid containing specific references to the pertinent provisions of this Program on which the decision is based. If special circumstances require that the sixty day time period be extended, the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty days after receipt of the request for review.

     9.3 Designation of Beneficiary. Each Participant may designate a Beneficiary (which may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

     9.4 Limitation of Participant’s Right. Nothing in this Program shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Program. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.

     9.5 No Limitation on Company Actions. Nothing contained in the Program shall be construed to prevent the Company from taking any action that is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

     9.6 Nonalienation of Benefits. No Participant or Beneficiary shall have the power or right to transfer (other than by will, the laws of descent and distribution or Beneficiary designation upon death), alienate, or otherwise encumber the Participant’s interest under the Program. The Company’s obligations under this Program may be assigned to any corporation or other entity which acquires all or substantially all of the Company’s assets or any corporation or other entity into which the Company may be merged or consolidated. The provisions of the Program shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

     9.7 Withholding of Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Program, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

     9.8 Severability. If any provision of this Program is held unenforceable, the remainder of the Program shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Program.

     9.9 Governing Law. The Program shall be construed in accordance with and governed by the laws of the State of New Jersey, without reference to the principles of conflict of laws.

     9.10 Headings. Headings are inserted in this Program for convenience of reference only and are to be ignored in the construction of the provisions of the Program.

     9.11 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

     9.12 Notice. Any notice or filing required or permitted to be given to the Committee under the Program shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other address as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.